March 13, 2018

Dear Shareholder:

We are writing to you on behalf of the Board of Trustees because a well-known dissident firm named Bulldog Investors, LLC (“Bulldog”) is seeking to take over the Board of Putnam HighIncome Securities Fund, a fund in which you hold shares. We want you to know that Bulldog’s self-serving agenda could harm the interests of long-term shareholders like you.

Bulldog has sent proxy material to Fund shareholders that makes various misleading statements to further its agenda. Be assured that your Trustees are independent, experienced, and highly qualified fiduciaries. In fact, the Board of Trustees has actively sought to promote the interests of Fund shareholders with measures that include adopting the Fund’s share repurchase program, which was established in 2005 and is still in effect. The program permits the Fund to repurchase up to 10% of its outstanding common shares annually. The Fund has repurchased more than six million common shares under the program since 2005, providing liquidity to common shareholders and benefiting long-term shareholders by improving Fund performance (at net asset value). Your Board of Trustees and the Putnam management team have acted and will continue to act in the best interests of ALL of the Fund’s shareholders.

Bulldog is a short-term investor looking only for a quick return. In contrast, the Fund’s Trustees believe that most shareholders have invested in the Fund for the long term. Maintaining the integrity of the Fund and its Board is in the interests of long-term shareholders. The Trustees do not believe that the changes proposed by Bulldog should be made to your Fund.

As a closed-end fund, your Fund offers potential long-term investment benefits, including the ability to remain more fully invested in higher-yielding securities. Bulldog would put an end to this. It seeks to institute actions that would reduce the size of the Fund and increase its expense ratios.

Your prompt attention is important.

We strongly urge you to NOT respond to any of Bulldog’s communications, and especially to NOT vote with any GREEN proxy cards that you may receive from Bulldog.

(over, please)

Enclosed is a WHITE proxy card supporting your Board of Trustees and the Putnam management team. We ask you to please show your support of the current Board of Trustees and the Putnam management team by signing, dating and returning this WHITE proxy card.

Should you have any questions, please don’t hesitate to contact our proxy agent by calling toll free 1-877-536-1561.